EXHIBIT 99.1
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                                                       [BINKS SAMES LETTERHEAD]

PRESS RELEASE

Contact:          Wayne F. Edwards
                  Chairman of the Board
                  (847) 671-3000 or

                  Ronald B. Bottrell
                  DNW Communications
                  (312) 467-0760

                              For Immediate Release
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                  SALE OF BINKS SAMES ASSETS TO ITW COMPLETED;
                         DRATT BECOMES PRESIDENT AND CEO

FRANKLIN PARK, IL, September 30, 1998 -- Binks Sames Corporation (AMEX:BIN) announced today the completion of the sale of certain domestic assets and standard products lines to Illinois Tool Works Inc (NYSE:ITW). The purchase price is approximately $80 million plus the assumption by ITW of approximately $26 million in liabilities, subject to later adjustment for working capital changes. The agreement for the sale was announced on August 31, 1998.

With the completion of the sale, Arnold H. Dratt has become President and Chief Executive Officer and a director of the Company, as well as President and a director of its largest subsidiary, Sames S.A., based in Grenoble, France. Wayne
F. Edwards, 63, who has served as Chairman and interim CEO since August 19, 1998, will continue in his role as Chairman of the Company, which is being renamed Sames Corporation.

Dratt, 54, has been president for seven years of the Dratt-Campbell Company, a Chicago-area consulting firm. He has served as an advisor to the Binks Sames Board since January 1998.

Proceeds from the sale to ITW are being used to eliminate approximately $72 million of bank debt. Dratt announced that the Company intends to enter in to an $8 million, prime rate, multi-year credit agreement with The CIT Group, in order to support the Company's operations and growth in the North American automotive and general industry markets. In relation to both assets and equity, Dratt said that the Company, after the sale of the Binks assets, would have a strong balance sheet with little initial debt. As previously announced, the Company intends to release unaudited balance sheet data for its continuing business units within the next few weeks.

Continuing operations of the Company following the ITW sale will include business units in Michigan, France, Japan and Sweden. Combined sales of these units totaled $101.1 million in fiscal 1997 and $60.9 million for the first six months of fiscal 1998.

Dratt said that as part of the strategic planning process, key executives of the continuing business units will meet in mid-October to complete a three-year business plan designed to support the Company's continued growth in its major markets. Dratt noted that he had already begun discussions with several companies, which might lead to regional or global strategic alliances. Pointing to the global distribution of its electrostatic liquid paint and powder coating application equipment, he noted that significant markets in North America and Central Europe had been under-served as a result of inefficiencies related to the Company's representation by present distribution channels, and that the business plan would, among other things, focus on these markets.

The Company also announced that Terence P. Roche, 40, Executive Vice President, whose responsibilities transferred to ITW effective with the completion of the sale, has resigned as a director. William W. Roche, 73, a director of the Company since 1958, also resigned from the Board effective with the completion of the sale. "Three generations of the Roche family have been instrumental in the growth and management of the Company dating back to the 1920s," Edwards said. "We are very appreciative of the contributions Bill and Terry Roche have made, both in their capacities as officers and directors."

The Company is a leading worldwide supplier of electrostatic liquid paint and powder coating application equipment and systems for the automotive finishing market and for the general industrial finishing market. Electrostatic paint and powder application technology is one of the most efficient and environmentally friendly technologies in the finishing equipment market.

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(Statements regarding the Company's proposed credit agreement with the CIT Group or strategic alliances constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created thereby. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the ability of the Company to negotiate definitive agreements with the CIT Group or potential strategic partners. No assurance can be given that the forward-looking statements will prove to be correct.)

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